Exhibit 99.1

Vaso Active Pharmaceuticals, Danvers, MA Responds to Comments Made in February 23, 2004 Issue of Barron’s

Danvers, MA —(BUSINESS WIRE)—Feb. 23, 2004— Vaso Active Pharmaceuticals (NASDAQ-VAPH) was referred to in Barron’s February 23, 2004 issue with, unfortunately, some incorrect information. One of the misunderstandings, requiring immediate correction, was regarding the recommendation of Termin8 by the American Association of Medical Foot Specialists and the American Board of Foot Surgeon’s.

One of VasoActive’s products, Termin8, previously branded as deFEET, is a topical antifungal treatment for athlete’s foot infections. The product has been shown to be a very effective treatment for this medical condition. On August 3, 2003, Dr. David Z. Ascher, President of the American Association of Medical Foot Specialists and American Board of Foot Surgeon’s signed a written acknowledgement of this recommendation.  This document can be viewed at http://www.vasoactive.us/dasch.html.

Vaso Active holds the exclusive, worldwide license to commercialize, sell and distribute over-the-counter pharmaceutical products incorporating the patented transdermal (i.e. through the skin) drug delivery technology of its parent company, BioChemics, Inc. This technology provides a highly efficient, reliable and targeted method of drug delivery that does not require the use of a needle or patch and eliminates many of the common side effects of pills, such as bleeding and ulcers.

To find out more about Vaso Active, visit our website at www.vasoactive.us.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Statements in this press release other than statements of historical fact are “forward-looking statements.” These forward-looking statements represent Vaso Active’s judgment as of the date of this release. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Contact:
Matt Carter
Vaso Active Pharmaceuticals, Inc.
978-750-1991 Ext. 28
mcarter@vasoactive.us